Ubiquity Broadcasting Corporation Executes Agreement and Plan of Merger

IRVINE, Ca., March 6, 2013 -- (PR Newswire) -- Ubiquity Broadcasting Corporation (the “Company”) f/k/a Fermo Group, Inc. (OTCQB: FRMG), today announced that it has entered into an Agreement and Plan of Merger with Ubiquity Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Ubiquity Acquisition”), and Ubiquity Broadcasting Corporation, a Delaware corporation (“Ubiquity”).

The Company’s Board of Directors and shareholders have unanimously approved the merger agreement with Ubiquity.

Christopher Carmichael, the Company’s Chief Executive Officer, said, “The merger will provide Ubiquity with the resources to execute key goals of its business plan and enable us to be more effective in the marketplace and efficiently build shareholder value.”

Transaction Details

Pursuant to the terms of the Merger Agreement, Ubiquity Acquisition will merge with and into Ubiquity, resulting in Ubiquity surviving as a wholly-owned subsidiary of the Company upon satisfaction of certain conditions. As a result of the merger, our business will focus on the intersection of cloud-based cross platform applications synchronized across all screens for enhancing the digital lifestyle.

The Closing of the Merger is conditioned upon the Company’s receipt of an audit report of Ubiquity with respect to its two most recently completed fiscal years from an independent accounting firm that is registered with the Public Company Accounting Oversight Board as well as other closing conditions set forth in the Merger Agreement.

About Ubiquity Broadcasting Company

Ubiquity Corporation is a multimedia company focused on the intersection of cloud based cross platform applications synchronized across all screens for enhancing the digital lifestyle.  With its corporate office in Irvine, CA, and its own studio operations, Ubiquity is developing ubiquitous digital applications and digital content in connection with its intellectual property.  Ubiquity’s technology is seamless, simplistic, and extremely intuitive.       www.ubiquitycorp.com

FORWARD LOOKING STATEMENTS

Certain matters discussed within this press release are forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The Company does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in The Company’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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